Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Foundation Building Materials, Inc. on Form S-1 of our report dated June 8, 2016, relating to the financial statements of Gypsum Supply Company as of December 30, 2015 and December 31, 2014 and for the period from January 1, 2015 to December 30, 2015, and for the year ended December 31, 2014, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

January 30, 2017